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                                                                   Exhibit 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of
Ceridian Corporation:

We consent to incorporation by reference in the registration statement (No. 333-56828) on Form S-8 of Ceridian Corporation of our report dated June 23, 2004, relating to the statements of net assets available for benefits of the Ceridian Corporation Personal Investment Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 2003, which report appears elsewhere in this December 31, 2003 annual report on Form 11-K of the Ceridian Corporation Personal Investment Plan.


/s/KPMG LLP


Minneapolis, Minnesota
June 25, 2004